Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 (Nos. 333-113076, 333-70111, 333-30394, 333-68828, 333-62434, 333-126058, 333-113076, 333-138976, 333-140222, and 333-143941) and in the related Prospectuses; (ii) on Form S-4 (No. 333-137391) and in the related Prospectus; and (iii) on Form S-8 (Nos. 333-61555, 333-87485, 333-89964, 333-127014, and 333-143721) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., of our report dated October 30, 2007 with respect to the statements of revenues and certain expenses of One Madison Office Holdings LLC for the year ended December 31, 2006 and for the period from April 12, 2005 (formation) through December 31, 2005.

/s/ ERNST & YOUNG LLP

New York, New York

October 30, 2007